Exhibit 4.2

Execution Version

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of May 1, 2026 (this “Supplemental Indenture”), by and among Beasley Mezzanine Holdings LLC, a Delaware limited liability company (the “Issuer”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as first lien collateral agent (in such capacity, the “First Lien Collateral Agent”), to that certain Indenture, dated as of October 8, 2024 (as amended, supplemented or otherwise modified to date, including by (i) that certain Supplemental Indenture dated as of October 30, 2025, by and among the Trustee, First Lien Collateral Agent and Issuer and (ii) that certain Second Supplemental Indenture dated as of November 12, 2025, by and among the Trustee, First Lien Collateral Agent and Issuer, the “Indenture”), by and among the Issuer, each of the parties identified as a Guarantor on the signature pages thereto (the “Guarantors”), the Trustee and the First Lien Collateral Agent.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the First Lien Collateral Agent are party to the Indenture providing for the issuance of the Issuer’s 11.000% Senior Secured First Lien Notes due 2028 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, in certain circumstances, the Issuer, the Trustee and the First Lien Collateral Agent may amend or supplement certain provisions of the Indenture and the Notes with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (the “Requisite Consents”);

WHEREAS, the Issuer has distributed the Offering Memorandum and Consent Solicitation Statement, dated March 20, 2026, as supplemented on April 1, 2026, April 9, 2026, April 15, 2026, April 22, 2026 and April 27, 2026 (the “Statement”), to the Holders in connection with the solicitation of such Holders’ consents, voting as a single class (the “Consents”), to certain Proposed Amendments (as defined in Section 2.01 hereof) to the Indenture, as further described in the Statement;

WHEREAS, Holders of 100% in aggregate principal amount of Notes outstanding (with any Notes held by the Issuer or any Subsidiary of the Issuer being deemed not to be outstanding) have validly tendered, and not validly withdrawn, Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture;

WHEREAS, the Board of Directors of the Issuer has approved the Proposed Amendments and the execution of this Supplemental Indenture;

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee and the First Lien Collateral Agent, as applicable, (i) evidence that the Requisite Consents have been received and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 9.05, 13.03 and 13.04 of the Indenture with respect to this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed; and

WHEREAS, having received the Requisite Consents pursuant to Section 9.02 of the Indenture, the Issuer and the Guarantors desire to amend the Indenture to effectuate the amendments set forth in Section 2.01 hereto in accordance with the terms set forth in the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE ONE

DEFINED TERMS

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Certain Definitions. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE TWO

AMENDMENTS

SECTION 2.01. Proposed Amendments Provisions. The Indenture is hereby amended as set forth in this Section 2.01 (such amendments, the “Proposed Amendments”):

(a)

The Indenture is hereby amended to include the following definitions in Section 1.01 in their proper alphabetical order and to replace the definitions of any existing defined terms contained in the Indenture with the new definitions for the same defined term provided below, as applicable:

“2027 PIK Notes” means the 10.000% Senior Secured Second Lien PIK Notes due 2027 issued pursuant to the Second Lien Indenture.

“ABL Agent” means Siena Lending Group LLC, together with its successors and assigns.

“ABL Credit Agreement” means that certain Loan and Security Agreement, dated as of May 1, 2026, by and among Beasley Media Group, LLC, as borrower, the other Loan Parties (as defined in the ABL Credit Agreement) party thereto from time to time, and the ABL Agent, as lender, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, as permitted pursuant to the terms of the ABL Intercreditor Agreement.

“ABL Credit Facility” means the revolving credit facility pursuant to the ABL Credit Agreement.

“ABL Documents” means the ABL Credit Agreement and all other loan documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with the ABL Credit Agreement and securing or guaranteeing the ABL Obligations, as such agreements or instruments may be amended, restated, amended and restated, supplemented, replaced, renewed, refunded, restructured, increased, refinanced or otherwise modified from time to time as permitted pursuant to the terms of the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 1, 2026, by and among the ABL Agent, the First Lien Collateral Agent and the 2027 PIK Notes Collateral Agent (as defined in the ABL Intercreditor Agreement) in connection with the ABL Credit Facility, and acknowledged by each Loan Party (as defined in the ABL Intercreditor Agreement) thereto, substantially in the form attached as Exhibit E to the Second Lien Indenture, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“ABL Obligations” means any and all obligations of every nature of each ABL Loan Party (as defined in the ABL Intercreditor Agreement) from time to time owed to the ABL Secured Parties (as defined in the ABL Intercreditor Agreement) or any of them, under, in connection with, or evidenced or secured by any ABL Document, including, without limitation, all “Obligations” (as defined in the ABL Credit Agreement), and whether for principal, interest, fees, expenses (including interest, fees, or expenses which, but for the filing of a petition in bankruptcy with respect to such ABL Loan Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Loan Party for such interest, fees, or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, indemnification or otherwise, and all other amounts owing or due from any ABL Loan Party under the terms of any ABL Document. For the avoidance of doubt, “ABL Obligations” includes all ABL Priority Obligations and all ABL Excess Obligations (each term, as defined in the ABL Intercreditor Agreement).

“ABL Priority Collateral” means all Collateral consisting of the following (all terms except for “FCC License” used in this definition as defined in the ABL Intercreditor Agreement): (a) all Accounts and other Receivables, other than Accounts and other Receivables which constitute identifiable proceeds of Notes Priority Collateral; (b) cash, Money, cash equivalents and tax refunds (other than, in each case, to the extent constituting proceeds of Notes Priority Collateral); (c) all (x) Deposit Accounts (other than Notes Priority Accounts) and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments properly held therein, including intercompany indebtedness between or among the Loan Parties or their Affiliates, to the extent owing in respect of ABL Priority Collateral, (y) Securities Accounts (other than Notes Priority Accounts), Security Entitlements and Securities credited to such a Securities Account (in each case, other than Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral (provided that to the extent such Instruments also relate to Notes Priority Collateral then only the portion thereof relating to ABL Priority Collateral shall be included in ABL Priority Collateral)) and (z) Commodity Accounts (other than Notes Priority Accounts) and Commodity Contracts credited thereto, and, in each case, all cash, Money, cash equivalents, checks and other property properly held therein or credited thereto (other than Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral (provided that to the extent such Instruments also relate to Notes Priority Collateral then only the portion thereof relating to ABL Priority Collateral shall be included in ABL Priority Collateral)); provided, however, that, subject to the ABL Intercreditor Agreement, to the extent that identifiable proceeds of Notes Priority Collateral are deposited in any such Deposit Accounts, Securities Accounts or Commodities Accounts, such identifiable proceeds shall be treated as Notes Priority Collateral; (d) together with any of the items referred to in the preceding clauses (a) through (c), the “Current Asset Collateral”; (e) to the extent relating to, evidencing or governing (x) any of the items referred to in the preceding clauses (a) through (d) constituting ABL Priority Collateral, all Documents, Instruments (including Promissory Notes), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), Investment Property and Commercial Tort Claims or (y) any other Current Asset Collateral, General Intangibles (including customer lists but excluding any Intellectual Property and Equity Interests); provided, that, to the extent any of the foregoing also relates to Notes Priority Collateral, only that portion related to the items referred to in the preceding clauses (a) through (d) shall be included in the ABL Priority Collateral; (f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e) constituting ABL Priority Collateral, all Supporting Obligations, letters of credit and Letter-of-Credit Rights; provided, that, to the extent any of the foregoing also relates to Notes Priority Collateral only that portion related to the items referred to in the preceding clauses (a) through (e) shall be included in the ABL Priority Collateral; (g) all books and Records relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral but, in each case, excluding any Intellectual Property); (h) 50% of any business interruption insurance policy and proceeds thereof, calculated as of the date that a business interruption event occurs, including, without limitation, all rights to payment thereunder; and (i) all collateral security and guarantees with respect to any of the items referred to in the preceding clauses (a) through (h) constituting ABL Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets (other than Equity Interests) received as Proceeds of, and any other Proceeds of, any of the items referred to in the preceding clauses (a) through (h) and this clause (i) constituting ABL Priority Collateral (“ABL Priority Proceeds”). For the avoidance of doubt, the ABL Priority Collateral shall not include any FCC Licenses.

“Equity Conversion” means the conversion of all outstanding 2027 PIK Notes into Equity Interests of Parent in accordance with the terms of the Second Lien Indenture (as in effect on May 1, 2026).

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Notes Intercreditor Agreement.

“Notes Collateral Agents” means, collectively, the First Lien Collateral Agent and the PIK Notes Collateral Agent.

“Notes Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Subordination Agreement, dated as of May 1, 2026, by and among the First Lien Collateral Agent, the Second Lien Collateral Agent, and solely with respect to Section 2.01(2) thereof, the Existing Notes Trustee (as defined in the Notes Intercreditor Agreement) and acknowledged and agreed to by the Issuer and the other grantors party thereto, substantially in the form attached as Exhibit F to the Second Lien Indenture, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Notes Priority Collateral” means all Collateral (other than ABL Priority Collateral and ABL Priority Proceeds) and including, without limitation, the following (all terms used in this definition as defined in the ABL Intercreditor Agreement): (a) all equity interests of the Issuer and all equity interests directly held by the Issuer or any Notes Guarantor in any Subsidiary; (b) all Equipment, Fixtures, Real Property, Intellectual Property, intercompany indebtedness between or among the Loan Parties or their Affiliates, except to the extent constituting ABL Priority Collateral, and Investment Property (other than any Investment Property constituting ABL Priority Collateral); (c) except to the extent constituting ABL Priority Collateral, all Instruments, Documents and General Intangibles (including contract rights); (d) 50% of any business interruption insurance policy and proceeds thereof, calculated as of the date that a business interruption event occurs, including, without limitation, all rights to payment thereunder; (e) Notes Priority Accounts; and (f) all collateral security and guarantees with respect to any of the foregoing items referred to in the preceding clauses (a) through (e) constituting Notes Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as Proceeds of, and any other Proceeds of, any of the foregoing items referred to in the preceding clauses (a) through (e) and this clause (f) constituting Notes Priority Collateral, other than the ABL Priority Collateral or any ABL Priority Proceeds.

“PIK Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Second Lien Debt Documents with respect to the Second Lien Indenture, or any successor thereto in such capacity.

“Second Lien Indenture” means that certain Indenture, dated as of May 1, 2026, under which the 2027 PIK Notes were issued, as amended and supplemented.

(b)	The Indenture is hereby amended to amend and restate the definition of “Additional Second Lien Obligations” with the following:

““Additional Second Lien Obligations” means any Obligations permitted to be incurred and permitted to be secured by the Collateral on a pari passu basis to any Obligations under the Second Lien Indenture and any other then-existing Second Lien Debt Documents.”

(c)	The Indenture is hereby amended to add the following proviso at the end of the definition of “Change of Control”:

“provided, further, that notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred solely as a result of the consummation of an Equity Conversion.”

(d)

The Indenture is hereby amended to replace the words “plus any amounts outstanding under any Receivables Facility” with the words “including any amounts outstanding under the ABL Credit Facility” in clause (1) of each of the definitions of “Consolidated Net Leverage Ratio” and “Consolidated Net Secured Leverage Ratio”.

(e)	The Indenture is hereby amended to add the words “, including, without limitation, the First Lien Debt Documents (as defined below)” at the end of the first definition of “First Lien Debt Documents.”

(f)

The Indenture is hereby amended to add the words “and the letter agreement, dated as of April 27, 2026, by and among the Issuer and Brigade Capital Management, LP” at the end of the second definition of “First Lien Debt Documents.”

(g)	The Indenture is hereby amended to amend and restate the definition of “Net Proceeds” with the following:

““Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, limited to legal, accounting and investment banking fees, brokerage and sales commissions, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any deduction of appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, solely related to pension, severance and other post-employment benefit liabilities; provided that, the calculation of Net Proceeds will be provided to the Initial Supporting Holders (as defined in the TSA) at least seven Business Days prior to the date the Notes are to be prepaid or redeemed, and such calculation shall be reasonably satisfactory to the Initial Supporting Holders.”

(h)	The Indenture is hereby amended to delete clause (17) of the definition of “Permitted Liens” in its entirety and replace it with the following:

“(17) Liens securing the ABL Obligations; provided that, any such Liens on the Notes Priority Collateral shall be subordinated to the Liens securing the First Lien Obligations pursuant to the ABL Intercreditor Agreement;”

(i)	The Indenture is hereby amended to delete clause (35) of the definition of “Permitted Liens” in its entirety and replace it with the following:

“(35) Liens securing the 2027 PIK Notes; provided that such Liens (i) may only encumber Collateral and (ii) shall be junior in priority to the Liens securing the First Lien Obligations pursuant to the Notes Intercreditor Agreement.”

(j)	The Indenture is hereby amended to add “Notes” before the words “Intercreditor Agreement” in the definition of “Second Lien.”

(k)

The Indenture is hereby amended to delete the definition of “Second Lien Agent” and replace it with (all references in the Indenture to “Second Lien Agent” shall be replaced with “Second Lien Collateral Agent”):

““Second Lien Collateral Agent” means (i) in the case of Obligations under the Second Lien Indenture, the PIK Notes Collateral Agent and (ii) in the case of any Additional Second Lien Obligations, the collateral agent, administrative agent, trustee or other representative (as applicable) under such Additional Second Lien Obligations, named in the applicable joinder to the Notes Intercreditor Agreement, in each case, together with its successors in such capacity.”

(l)	The Indenture is hereby amended to amend and restate the definition of “Second Lien Obligations” with the following:

““Second Lien Obligations” means the 2027 PIK Notes, the guarantees thereof, the other 2027 PIK Notes Obligations (as defined in the Second Lien Indenture), and Additional Second Lien Obligations secured by the Collateral on a pari passu basis (without regard to control or remedies) with the 2027 PIK Notes, provided that in the case of any Additional Second Lien Obligations, the applicable Second Lien Collateral Agent becomes a party to the Notes Intercreditor Agreement.”

(m)

The Indenture is hereby amended to (i) add the words “Amended and Restated” before “Transaction Support Agreement” and (ii) replace the words “on or about the date hereof” with “April 27, 2026”, in each case, in the definition of “TSA.”

(n)

The Indenture is hereby amended to delete the definitions of “Discharge of Junior Lien Obligations,” “Discharge of Second Lien Obligations,” “Junior Capital,” “Junior Lien,” “Junior Lien Collateral Agent,” “Junior Lien Debt,” “Junior Lien Debt Documents,” “Junior Lien Obligations,” “Receivables Facility,” “Receivables Fees” and “Receivables Subsidiary”.

(o)

Each of the following provisions of the Indenture is hereby deleted in its entirety and replaced with “[Reserved]”: clause (j) of the definition of “Asset Sale”; clause (1)(h) of the definition of “EBITDA”; clause (10) of the definition of “Excluded Property”; clause (ii) of the definition of “Excluded Subsidiary”; clause (14) of the definition of “Permitted Investments”; clause (11) of Section 6.01(a); and clause (1)(C) of Section 10.06.

(p)	The following provisions of the Indenture are hereby amended as follows:

(i)	Clause (1)(z) of the definition of “Consolidated Interest Expense” is hereby amended by replacing the words “any Receivables Facility” with “the ABL Credit Facility.”

(ii)	Clause 7(D) of the definition of “Excluded Property” is hereby deleted.

(iii)	Clause (c) of the proviso at the end of the definition of “Indebtedness” is hereby deleted.

(iv)	Clause (4) of the definition of “Pro Forma Basis” is hereby amended by deleting the words “or a Receivables Facility.”

(v)

Clause (13) of Section 4.08(b) is hereby deleted in its entirety and replaced with: “(13) restrictions created in connection with the ABL Credit Facility that, in the good faith determination of Parent, are necessary or advisable to effect such ABL Credit Facility.”

(vi)	Clause (8) of Section 4.12(b) is hereby deleted in its entirety and replaced with: “(8) transactions under or in connection with the ABL Documents;”

(q)	Except as otherwise set forth herein, the Indenture is hereby amended to replace each reference to “the Intercreditor Agreement” with “the Intercreditor Agreements”.

(r)	The third paragraph of Section 4.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“If the 2027 PIK Notes mature (whether on their scheduled maturity date or on any “Springing Maturity Date” (as defined in the Second Lien Indenture (as in effect on May 1, 2026))) on a date prior to August 1, 2028, then the Notes shall mature on such date, and the outstanding principal amount of, and all accrued and unpaid interest with respect to, all Notes shall become payable on such date (the “Springing Maturity Condition”); provided that the Springing Maturity Condition shall not apply and shall be of no force or effect if an “Equity Conversion Election” (as defined in the Second Lien Indenture (as in effect on May 1, 2026)) has been made and has not been rescinded or otherwise terminated prior to such date. The Issuer shall cause notice of the occurrence of the Springing Maturity Condition to be delivered to the Trustee and the Holders of the Notes upon the occurrence of the Springing Maturity Condition, and in advance of making the payment on the Notes on the new maturity date. The Trustee shall have no duty to monitor the conditions giving rise to, or independently determine or verify whether the Springing Maturity Condition has occurred. The Trustee shall have no liability to the Issuer, any Holder or any other Person for any delays caused by allocation of any maturity date payment in the absence of timely notice delivered in accordance with the Trustee and the Depositary’s procedures.”

(s)	The Indenture is hereby amended to delete clause (7) of Section 4.07(b) in its entirety and replace with the following:

“(7) distributions or payments of fees and other amounts payable under the ABL Documents;”

(t)	The Indenture is hereby amended to add the words “, the 2027 PIK Notes or the ABL Credit Facility” immediately following the words “any Refinancing Indebtedness with respect thereto” in Section 4.09.

(u)	The Indenture is hereby amended to replace the words “on the Issue Date” in sub-clause (ii) of clause (2) of Section 4.10(b) with “as of May 1, 2026”.

(v)	The Indenture is hereby amended to add the following new sub-clause (iii) to clause (2) of Section 4.10(b):

“and (iii) the 2027 PIK Notes (including any guarantee thereof) in an aggregate principal amount (including any additional amounts due to payment of interest in kind with respect thereto) outstanding on May 1, 2026, as such amount is reduced pursuant to repayment, repurchase or otherwise, in each case after May 1, 2026;”

(w)	The Indenture is hereby amended to delete the following language from clause (12)(a) of Section 4.10(b):

“any Refinancing Indebtedness of clause (22) of this Section 4.10(b) shall reduce the amount available under such clause (22) so long as such Refinancing Indebtedness remains outstanding and any Refinancing Indebtedness of clause (22) must comply with all requirements set forth in the definition of “Junior Capital””.

(x)	The Indenture is hereby amended to delete clause (17) of Section 4.10(b) in its entirety and replace it with the following:

“(17) Indebtedness of Parent, the Issuer and the Guarantors under the ABL Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $35.0 million; provided that, until the Notes have been repaid in full, the use of proceeds from the ABL Credit Facility shall be limited to (i) the repayment of the Notes at par and the payment of any interest due in respect of the Notes and (ii) working capital;”

(y)	The Indenture is hereby amended to delete clause (22) of Section 4.10(b) in its entirety.

(z)	The Indenture is hereby amended to delete clause (2) of Section 4.11(a) in its entirety and replace it with the following:

“except in the case of a Permitted Asset Swap, (x) in any such Asset Sale with a purchase price in excess of $1.0 million, at least 90% of the aggregate consideration therefor received by Parent or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and (y) in any such Asset Sale with a purchase price less than or equal to $1.0 million and at least 90% of the aggregate consideration therefor, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by Parent or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents”

(aa)	The Indenture is hereby amended to delete clause (1) of Section 4.11(b) in its entirety and replace it with the following:

“(1) to reduce, redeem or repurchase:

(A) to the extent such Net Proceeds are received during the first six months following May 1, 2026 and solely to the extent required under the ABL Intercreditor Agreement, Obligations under the ABL Credit Facility in an aggregate amount not to exceed $5.0 million;

(B) the Notes;

(C) obligations under or in respect of the ABL Credit Facility; provided that this clause (C) shall only be available for the sale of ABL Priority Collateral; or

(D) solely in the event the Net Proceeds are to be applied to effectuate a Permitted Asset Swap, and an Officer’s Certificate certifying the intent to enter into a Permitted Asset Swap is delivered to the Trustee, to purchase Related Business Assets in order to effectuate such Permitted Asset Swap.”

(bb)	The Indenture is hereby amended to delete clauses (c), (d), (e), (f), (g) and (h) of Section 4.11 in their entirety.

(cc)	The Indenture is hereby amended to delete the third paragraph of Section 4.13 in its entirety and replace it with the following:

“The foregoing shall not apply to Liens securing the Notes and the related Guarantees in an aggregate principal amount outstanding on the Issue Date or the 2027 PIK Notes and the related guarantees thereof in an aggregate principal amount permitted under Section 4.10(b)(2)(iii).”

(dd)	The Indenture is hereby amended to delete clause (12) of Section 6.01(a) in its entirety and replace it with the following:

“(12) failure by Parent or any Restricted Subsidiary for five Business Days after receipt of written notice given by the Initial Supporting Holders (as defined in the TSA) to comply with any of its obligations, covenants or agreements contained in Section 8 of the TSA.”

(ee)	The Indenture is hereby amended to delete 12.01(o) in its entirety and replace with the following:

“(o) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or ABL Obligations at any time when the applicable Intercreditor Agreement is not in effect or at any time when the obligations entitled to the benefit of such Intercreditor Agreement are concurrently retired, and (ii) delivers to the First Lien Collateral Agent an Officer’s Certificate so stating and requesting the First Lien Collateral Agent to enter into the applicable Intercreditor Agreement(s) in favor of a designated agent or representative for the holders of the First Lien Obligations or ABL Obligations so incurred, the First Lien Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and the First Lien Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.”

(ff)

The Indenture is hereby amended to replace the words “(other than the Applicable Collateral Agent (as defined in the Intercreditor Agreement))” in Section 12.05 with “(other than the Notes Collateral Agents and the ABL Agent)”.

(gg)

The face of the form of Note attached as Exhibit A to the Indenture is hereby amended by deleting the words “or, if the Springing Maturity Condition has occurred, November 3, 2025” and replacing them with the following: “or, if the Springing Maturity Condition has occurred, on such earlier date as is specified in the notice delivered to the Trustee and the Holders pursuant to Section 4.01 of the Indenture.”

(hh)	The Indenture is hereby amended to replace Exhibit E to the Indenture in its entirety with the form of ABL Intercreditor Agreement as attached hereto as Annex I.

(ii)	The Indenture is hereby amended to the added the form of Notes Intercreditor Agreement attached hereto as Annex II, as Exhibit F to the Indenture.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. Effective Date of this Supplemental Indenture. This Supplemental Indenture shall become effective and the Proposed Amendments shall become operative, in each case, upon execution and delivery hereof by the parties hereto. The Issuer shall notify the Trustee and First Lien Collateral Agent in writing (which may be by email) upon the Proposed Amendments becoming operative.

SECTION 3.02. Reference to and Effect on the Indenture. On and after the effective date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents or instruments) shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture, unless the context otherwise requires. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.03. Third Parties. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.05. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE FIRST LIEN COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.06. Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.07. Successors. All agreements of the Issuer in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee or the First Lien Collateral Agent in this Supplemental Indenture shall bind its successors.

SECTION 3.08. Trustee Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee and the First Lien Collateral Agent assume no responsibility for their correctness. The Trustee and the First Lien Collateral Agent are executing this Supplemental Indenture pursuant to the Requisite Consents, which consent is deemed a direction to the Trustee and the First Lien Collateral Agent to execute and deliver this Supplemental Indenture, and in reliance on the Officer’s Certificate and Opinion of Counsel delivered to them concurrently herewith. The Trustee and the First Lien Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby. To the extent that the consents of Holders of Notes to any amendment effected by this Supplemental Indenture are determined by a court of competent jurisdiction to have not been validly obtained in accordance with the Indenture or applicable laws, such amendments shall be deemed to have not occurred.

SECTION 3.09. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Supplemental Indenture. Unless otherwise provided herein or in any other related document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture, any other related document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the First Lien Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the First Lien Collateral Agent pursuant to reasonable procedures approved by the Trustee or the First Lien Collateral Agent, as applicable. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee or the First Lien Collateral Agent, including, without limitation, the risk of the Trustee or the First Lien Collateral Agent acting on unauthorized instruction and the risk of interception and misuse by third parties.

SECTION 3.10. Table of Contents, Headings, etc. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

Issuer:	BEASLEY MEZZANINE HOLDINGS, LLC

	By:	/s/ Caroline Beasley Name: Caroline Beasley Title: Chief Executive Officer

[Beasley – Supplemental Indenture]

Trustee:	WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

	By:	/s/ Iris Munoz
Name: Iris Munoz
Title: Vice President

First Lien Collateral Agent:	WILMINGTON TRUST, NATIONAL ASSOCIATION as First Lien Collateral Agent

	By:	/s/ Iris Munoz
Name: Iris Munoz
Title: Vice President

[Beasley – Supplemental Indenture]

ANNEX I

Exhibit E

[FORM OF ABL INTERCREDITOR AGREEMENT]

ANNEX II

Exhibit F

[FORM OF NOTES INTERCREDITOR AGREEMENT]